Exhibit 99.1

Press Release
FOR IMMEDIATE RELEASE	Contact: Contact: Rick Kraemer
First Senior Vice President Investor Relations Officer 973-686-4817

VALLEY ANNOUNCES SALE AND LEASEBACK TRANSACTION

AND CORPORATE COST SAVINGS

WAYNE, NJ – February 13, 2019 -- Valley National Bancorp (NASDAQ: VLY), the holding company for Valley National Bank, announced it has entered into an agreement for sale-leaseback of 29 of its currently owned properties. The properties, consisting of 1 corporate location and 28 branches, will be sold for an aggregate cash purchase price of approximately $107 million. The Company expects to realize a pre-tax gain of approximately $81 million (after transaction-related expenses). The transaction is expected to close in the first or second quarter of 2019 and is subject to due diligence on the identified properties.

“The properties identified in this transaction fit within Valley’s long-term strategic plan and the previously announced Branch Transformation. Furthermore, this transaction provides flexibility and allows us to realize value within the balance sheet and enhance earning assets over time,” said Alan Eskow, Chief Financial Officer.

In addition, Valley is announcing its plan to eliminate approximately 60 corporate positions as a part of continuous efforts to improve operating efficiencies. The annualized salary and benefit expense associated with these eliminations is expected to be in excess of $5 million. The Company expects to implement the majority of saves by the end of the second quarter of 2019.

Valley expects the combined financial impacts from sale-leaseback and eliminations of corporate positions to be modestly accretive to earnings per share over the first full-year, excluding severance charges.

About Valley

As the principal subsidiary of Valley National Bancorp, Valley National Bank is a regional bank with approximately $31 billion in assets. Valley is committed to giving people and businesses the power to succeed. Valley operates more than 220 branches across New Jersey, New York, Florida and Alabama, and is committed to providing the most convenient service, the latest innovations and an experienced and knowledgeable team dedicated to meeting customer needs. Helping communities grow and prosper is the heart of Valley’s corporate citizenship philosophy. To learn more about Valley, go to valley.com or call our Customer Service Center at 800-522-4100.

1455 Valley Road, Wayne, NJ 07470 phone: 973-305-3380 valley.com

© 2019 Valley National Bank®. Member FDIC. Equal Opportunity Lender. All Rights Reserved.

Press Release

Forward Looking Statements

The foregoing contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are not historical facts and include expressions about management’s confidence and strategies and management’s expectations about new and existing programs and products, acquisitions, relationships, opportunities, taxation, technology, market conditions and economic expectations. These statements may be identified by such forward-looking terminology as “should,” “expect,” “believe,” “view,” “opportunity,” “allow,” “continues,” “reflects,” “typically,” “usually,” “anticipate,” or similar statements or variations of such terms. Such forward-looking statements involve certain risks and uncertainties. Actual results may differ materially from such forward-looking statements. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, but are not limited to:

•	weakness or a decline in the economy, mainly in New Jersey, New York, Florida and Alabama, as well as an unexpected decline in commercial real estate values within our market areas;

•	the inability to retain USAB’s customers and key employees;

•	the inability to grow customer deposits to keep pace with loan growth;

•	an increase in our allowance for credit losses due higher than expected loan losses within one or more segments of our loan portfolio;

•	less than expected cost reductions and revenue enhancement from Valley's cost reduction plans including its earnings enhancement program called "LIFT" and branch transformation strategy;

•	greater than expected technology related costs due to, among other factors, prolonged or failed implementations, additional project staffing and obsolescence caused by continuous and rapid market innovations;

•	the loss of or decrease in lower-cost funding sources within our deposit base, including our inability to achieve deposit retention targets under Valley's branch transformation strategy;

•	the effect of the partial U.S. Government shutdown on levels of economic activity in the markets in which we operate and on levels of end market demand in the economy in general;

•	cyber attacks, computer viruses or other malware that may breach the security of our websites or other systems to obtain unauthorized access to confidential information, destroy data, disable or degrade service, or sabotage our systems;

•	results of examinations by the OCC, the FRB, the CFPB and other regulatory authorities, including the possibility that any such regulatory authority may, among other things, require us to increase our allowance for credit losses, write-down assets, reimburse customers, change the way we do business, or limit or eliminate certain other banking activities;

1455 Valley Road, Wayne, NJ 07470 phone: 973-305-3380 valley.com

© 2019 Valley National Bank®. Member FDIC. Equal Opportunity Lender. All Rights Reserved.

Press Release

•	damage verdicts or settlements or restrictions related to existing or potential litigations arising from claims of breach of fiduciary responsibility, negligence, fraud, contractual claims, environmental laws, patent or trade mark infringement, employment related claims, and other matters;

•	changes in accounting policies or accounting standards, including the new authoritative accounting guidance (known as the current expected credit loss (CECL) model) which may increase the required level of our allowance for credit losses after adoption on January 1, 2020;

•	higher or lower than expected income tax expense or tax rates, including increases or decreases resulting from the impact of the Tax Cuts and Jobs Act and other changes in tax laws, regulations and case law;

•	our inability or determination not to pay dividends at current levels, or at all, because of inadequate earnings, regulatory restrictions or limitations, changes in our capital requirements or a decision to increase capital by retaining more earnings;

•	unanticipated loan delinquencies, loss of collateral, decreased service revenues, and other potential negative effects on our business caused by severe weather or other external events;

•	unexpected significant declines in the loan portfolio due to the lack of economic expansion, increased competition, large prepayments, changes in regulatory lending guidance or other factors; and

•	the failure of other financial institutions with whom we have trading, clearing, counterparty and other financial relationships.

A detailed discussion of factors that could affect our results is included in our SEC filings, including the “Risk Factors” section of our Annual Report on Form 10-K for the year ended December 31, 2017 and Quarterly Report on Form 10-Q for the period ended September 30, 2018.

We undertake no duty to update any forward-looking statement to conform the statement to actual results or changes in our expectations. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements.

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1455 Valley Road, Wayne, NJ 07470 phone: 973-305-3380 valley.com

© 2019 Valley National Bank®. Member FDIC. Equal Opportunity Lender. All Rights Reserved.